BDO

BDO Hernández Marrón y Cía. S.C.
Contadores Públicos y
Consultores de Empresas

Av. Ejército Nacional 904 Piso 7
Colonia Los Morales Polanco
11510 México D.F.
Tel (55) 5901 3900
Fax (55) 5901 3925
www.bdo.com.mx

Report of Independent Registered Accounting Firm

To the Shareholders of
Grupo Vasconia, S.A.B. (formerly Ekco, S.A.B.)

We have audited the accompanying consolidated balance sheets of Grupo Vasconia, S.A.B. (formerly Ekco, S.A.B.) and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income and changes in shareholders' equity for the years ended December 31, 2008 and 2007 as well as the statement of cash flows for the year ended December 31, 2008 and the statement of changes in financial position for the year ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Mexico. These standards require that we plan and perform the audits in order to obtain reasonable assurance as to whether the financial statements are free of material misstatements and whether they are prepared according to Mexican financial reporting standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the financial information reporting standards used, the significant estimates made by Management and the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As mentioned in Note 3 to the consolidated financial statements, as of January 1, 2008, the Company adopted the financial reporting standards MFRS B-2, *Statement of Cash Flows*, which supersedes Bulletin B-12, *Statement of Changes in Financial Position* that was in effect through December 31, 2007. Therefore, the Statement of Cash Flows and the Statement of Changes in Financial Position are not presented comparatively and are not comparable.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Grupo Vasconia, S.A.B. (formerly Ekco, S.A.B.) and subsidiaries as of December 31, 2008 and 2007, the consolidated results of its operations and the consolidated changes in shareholders' equity for the years then ended, as well as the consolidated cash flows for the year ended December 31, 2008 and the consolidated changes in its financial position for the year ended December 31, 2007, in conformity with Mexican financial reporting standards accepted in Mexico.

These consolidated financial statements have been translated into English solely for the convenience of readers of this language. In all cases where there are any disagreements between the English and Spanish versions, the Spanish version shall be considered authoritative and controlling.

BDO Hernández Marrón y Cía., S.C.

Alejandro J. Martínez Correro
Audit Partner

Mexico City
March 9, 2009